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Exhibit 4.5

                            CONSORTEUM HOLDINGS, INC.

               2009 PROFESSIONAL SERVICES STOCK COMPENSATION PLAN

     THIS PROFESSIONAL SERVICES STOCK COMPENSATION PLAN, adopted by the Board of Directors of Consorteum Holdings, Inc. (the "Company") this 17th day of December, 2009

                                    RECITALS:

A. The Company has been experiencing working capital shortages and it is necessary and desirable for the Company to have a plan which will permit the Company to compensate professional services providers with shares of the Company's Common Stock in lieu of cash.

B. The Company desires to give its Board of Directors the ability to compensate professional service providers (e.g. attorneys) with shares of the Company's Common Stock.

NOW, THEREFORE, in order to carry out the foregoing purposes, the Board of Directors of the Company hereby adopts this 2009 Professional Services Stock Compensation Plan (this "Plan"), as follows:

                                     PART I

                                    THE PLAN

1. General. This Plan encompasses the grant by the Company's Board of Directors of shares of the Company's Common Stock. If the Board of Directors shall determine to issue shares of Common Stock, it shall do so within the terms and conditions of Part II.

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2. Total Number of Shares under Plan. The total number of shares issuable pursuant to this Plan, shall be limited to Ten Million (10,000,000).

3. Term of Plan. The term of this Plan shall commence December 16, 2009, the date adopted by the Board of Directors of the Company, and shall end on December 15, 2015, five (5) years from the commencement date.

4. Amendment of the Plan. The Board of Directors of the Company may from time to time alter, amend, suspend or discontinue this Plan, or any part hereof, and make rules for its administration.

5. Grants of Shares Discretionary. The granting of shares of Common Stock under this Plan shall be entirely discretionary with the Company's Board of Directors (or any committee appointed by the Board of Directors as provided in this Plan and nothing in this Plan shall be deemed to give any officer, manager, employee, consultant, professional or advisor any right to participate in this Plan or to receive shares.

                                     PART II

                         COMMON STOCK COMPENSATION PLAN

1. Purpose. The purpose of this Plan is to provide compensation in the form of Common Stock of the Company, in lieu of cash, to eligible professional service providers that have previously rendered services or that will render services during the term of this Professional Services Compensation Plan.

2. Administration. (a) This Plan shall be administered by the Board of Directors which may from time to time issue orders or adopt resolutions, not inconsistent with the provisions of this Plan, to interpret the provisions and supervise the administration of this Plan. The Company's President and Chief Financial Officer shall make initial determinations as to which consultants, professionals or advisors will be considered to receive shares under this Plan, and will provide a list to the Board of Directors. All final determinations shall be by the affirmative vote of a majority of the members of the Board of Directors at a meeting called for such purpose, or reduced to writing and signed by a majority of the members of the Board. Subject to the Company's Bylaws, all decisions made by the Directors in selecting eligible consultants, professionals or advisors, establishing the number of shares, and construing the provisions of this Plan shall be final, conclusive and binding on all persons including the Company, its shareholders, employees and eligible consultants, professionals and advisors.

(b) The Board of Directors may from time to time appoint a Part II Compensation Committee, consisting of at least one Director and one officer, none of whom shall be eligible to participate in the Plan while members of the Committee. The Board of Directors may delegate to such Committee the power to select the particular consultants, professionals and advisors that are to receive shares, and to determine the number of shares to be allocated to each such recipient.

(c) If the SEC Rules and or regulations relating to the issuance of Common Stock under a Form S-8 should change during the term of this Plan, the Board of Directors shall have the power to alter this Plan to conform to such changes.


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3. Eligibility. Shares shall be granted only to professional service providers who render services that are within those classes for which Form S-8 is applicable.

4. Shares Subject to the Plan. The total number of shares of Common Stock to be granted pursuant to this Plan on and after the commencement date of the Plan shall not exceed Ten Million (10,000,000) shares of the Company's Common Stock.

                                    PART III

                                     GENERAL

1. Governing Law. All grants of shares of Common Stock under this Plan shall be deemed to be made in Nevada and all disputes arising hereunder shall be governed and controlled by the laws of Nevada. In the event of any litigation arising from any grant of Common Stock under this Plan, jurisdiction and venue of any such litigation shall be in the state and/or federal courts in Nevada. Any person receiving shares hereunder shall be deemed to have agreed to such provisions.

2. Benefits. This Plan shall be for the benefit of the Company and its stockholders and no potential grantee or his/her/its personal representatives, successors and, where applicable, assigns, shall have any rights, powers, licenses, claims or other interest herein unless and until shares of Common Stock are issued to any such grantee hereunder.

3. Paragraph Headings. The paragraph headings in this Plan are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent, or intent of this Plan or any of the provisions hereof.

4. Interpretation. It is the intent of the parties that this Agreement shall be construed and interpreted, and that all questions arising hereunder shall be determined in accordance with the provisions of the laws of the State of Nevada without giving effect to any applicable conflicts of law principles.

                            CERTIFICATION OF ADOPTION
                             (by Board of Directors)

     The undersigned, being all of the members of the Board of Directors of Consorteum Holdings, Inc. hereby certify that the foregoing 2009 Professional Services Stock Compensation Plan was adopted by a unanimous vote of the Board of Directors on December 17, 2009.


                                             /s/ James D. Beatty
                                             -----------------------------------
                                             James D. Beatty, Chairman


                                             /s/ Craig A. Fielding
                                             -----------------------------------
                                             Craig A. Fielding, Director


                                             /s/ Quentin Rickerby
                                             -----------------------------------
                                             Quentin Rickerby, Director